Exhibit 4.18

November 3, 2020

Elizabeth Williams

2 Bloor St. W, 7th Floor

Toronto, ON    M4W 3E2

Dear Elizabeth,

We are asking you to agree to certain changes to the written employment agreement dated December 12, 2016 as amended September 21, 2017 (your "Employment Agreement") a copy of which is enclosed with this amendment letter).

We have set out the changes that will be made to the terms of your Employment Agreement, below. Please sign and return this document to indicate your acceptance of these changes. Once you have accepted the changes, this document will constitute an official amendment to the terms of your Employment Agreement.

1.	Change to your Base Salary - Section 3.1(a) will be modified to reflect your new Base Salary of Cdn $260,000 which is effective as of April 1, 2020.

Addition of 3.1(d) – Retirement Contribution – Effective April 1, 2020 the Company will annually deposit $26,000 to an RRSP account of the Executive’s choosing by February 28th of the following year (i.e. February 28, 2021)

2.	Changes to your Bonus Structure – Section 3.3 will be modified to reflect your new bonus rate of 40 percent effective April 1, 2020.

3.	Changes to your Severance Payment – Section 5.3 (a) (i) will be replaced as follows:

an amount equal to one quarter of the current Annual Base Salary during the first year plus one quarter of the current Annual Base Salary during the second year, plus one quarter of the current Annual Base Salary during the third year and plus one quarter of the Annual Base Salary during the fourth or any additional year the Executive is employed by the Company to a maximum of one times the Executive’s current Annual Base Salary; and

Finally, all other terms and conditions of your Employment Agreement shall remain the same.

Thank you for taking the time to carefully consider this letter. Please return a signed copy at your earliest convenience. In the meantime, if you have any questions please do not hesitate to contact the undersigned.

Yours Sincerely,

Medicenna Therapeutics

Signed: /s/ Fahar Merchant

I hereby agree to amend the terms and conditions of my Employment Agreement, as described above. All remaining terms and conditions of my employment will remain in effect, unchanged by this consent.

Signed: /s/ Elizabeth Williams Elizabeth Williams	Date: December 11, 2020